Company Contact: Kelly J. Gill Chief Executive Officer 615-771-7575	Investor Relations: James R. McKnight, Jr. Chief Financial Officer 615-771-7575
Diversicare Announces 2016 Third Quarter Results
And Completes Acquisition of 22 Facilities in Mississippi and Alabama

BRENTWOOD, TN, (November 3, 2016) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced its results for the third quarter ended September 30, 2016.
On October 27, 2016, the Board of Directors declared a quarterly dividend of $0.055 per common share payable to shareholders of record as of December 31, 2016, to be paid on January 13, 2017.
Acquisition Highlights

•
The Company assumed operations of 22 facilities in Mississippi (10) and Alabama (12) previously operated by Golden Living, effective October 1 and November 1, 2016, respectively. The acquisition provides for a broad expansion of the Company's presence in Alabama and entrance into Mississippi.

•	The portfolio is expected to contribute in excess of $185 million in annual revenues.

•	Completion of this transaction increases our number of nursing centers operated to 76 and 8,453 skilled nursing beds.
Third Quarter 2016 Highlights

•	Net revenue decreased 0.8% to $97.3 million in the third quarter of 2016 from $98.1 million in the third quarter of 2015 primarily attributable to the decline in skilled patient mix and occupancy.

•	Net income decreased from $0.4 million in the third quarter of 2015 to a net loss of $1.0 million in the third quarter of 2016.

•	The third quarter results include non-recurring acquisition expenses totaling $0.5 million. Adjusting for these items, Adjusted EBITDA of $2.2 million is reported for the quarter.
See below for a reconciliation of all GAAP and non-GAAP financial results.
CEO Remarks
Commenting on the results, Kelly Gill, Diversicare’s CEO, stated, “We are excited about our expanded presence in the state of Alabama which builds upon our entrance into the state of Mississippi last month. The combined addition of 22 centers now brings our total facility count to 76. In preparation for this sizable growth we made considerable strategic investments in our technology platform, which not only enables us to assimilate a portfolio of this scale, but also prepares us to continue our growth path in the years ahead. Since beginning our acquisition phase in the fall of 2013, we now have acquired 46 properties.
Mr. Gill continued, "While we have focused on completing this significant transaction, we have also remained mindful of the centers in our legacy portfolio. For the 2nd consecutive year, these centers have continued to provide industry-leading outcomes of Quality Measures under the CMS 5 Star system and are ranked #1 nationally as compared to our peer group. While quality of care outcomes is extremely important to our performance metrics, we also understand this continued to be a challenging quarter financially due to the softening of our skilled patient mix as well as the cost associated with the completion of the Golden Living transaction. Our skillful and dedicated operational leaders understand these challenges and are focused on improving financial performance by sharing my belief that being the industry leader in quality of care outcomes is the best and most sure pathway to being the preferred referral destination in each of the markets we serve."

Third Quarter 2016 Results
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended September 30,
	2016	2015
Skilled nursing occupancy	78.1%	77.5%
As a percent of total census:
Medicare census	11.4%	11.9%
Medicaid census	68.1%	67.6%
Managed Care census	3.5%	3.7%
As a percent of total revenues:
Medicare revenues	27.2%	27.9%
Medicaid revenues	50.4%	49.9%
Managed Care revenues	6.9%	6.9%
Average rate per day:
Medicare	$455.69	$452.48
Medicaid	$169.51	$168.12
Managed Care	$388.25	$382.52

Patient Revenues
Patient revenues were $97.3 million and $98.1 million for the three months ended September 30, 2016 and 2015, respectively, a decrease of $0.8 million. The following table summarizes the revenue fluctuations attributable to our portfolio growth (in thousands):

	Three Months Ended September 30,
	2016	2015	Change
Same-store revenue	$93,041	$95,307	$(2,266)
2015 acquisition revenue	4,272	2,798	1,474
Total revenue	$97,313	$98,105	$(792)
The overall decrease in revenues of $0.8 million is primarily driven by a decrease in our same-store centers. Declines in census related to Medicare, Medicaid and Managed Care payors resulted in decreased patient revenues by $1.7 million, $0.8 million and $0.5 million, respectively, or 7.6%, 1.8% and 8.0%, respectively. This was partially offset by an increase in Private and Medicaid payor rates, which generated additional revenues of $0.2 million and $0.3 million, respectively, or 2.6% and 0.7%, respectively.
The same-store revenue decrease was offset by incremental contributions from acquisition activity in 2015 of $1.5 million from our centers in Hutchinson, KS, Glasgow, KY, and Fulton, KY.

Expenses
Operating expense increased in the third quarter of 2016 to $79.4 million as compared to $78.5 million in the third quarter of 2015. The following table summarizes the expense increases attributable to our portfolio growth (in thousands):

	Three Months Ended September 30,
	2016	2015	Change
Same-store operating expense	$76,067	$76,081	$(14)
2015 acquisition expense	3,374	2,420	954
Total expense	$79,441	$78,501	$940
Operating expense increased as a percentage of revenue at 81.6% for the third quarter of 2016 as compared to 80.0% for the third quarter of 2015. The increase is driven primarily by the $1.0 million increase in operating costs attributable to the nursing center operations acquired in 2015.
While the $0.9 million increase in operating expenses is attributable to the incremental operating expenses from the 2015 acquisitions, the same store nursing centers experienced a slight decrease in operating expenses during the third quarter of 2016 as compared to the third quarter of 2015. The health insurance premiums and wages increased for the same-store centers by $0.3 million and $0.4 million, respectively. Conversely, the same-store centers' nursing and ancillary costs decreased by $0.5 million and dietary costs decreased by $0.2 million in the third quarter of 2016 as compared to the third quarter of 2015.
Lease expense decreased in the third quarter of 2016 to $6.9 million as compared to $7.2 million in the third quarter of 2015. The decrease in lease expense was primarily attributable to the purchase of Clinton and Hutchinson in February 2016, and termination of the Avon, Ohio lease in May 2016.
Professional liability expense was $2.0 million and $2.1 million in the third quarters of 2016 and 2015, respectively. Our cash expenditures for professional liability costs of continuing operations were $1.2 million and $1.7 million for the third quarters of 2016 and 2015, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies and on the costs incurred in defending and settling existing claims. See “Liquidity and Capital Resources” for further discussion of the accrual for professional liability.
General and administrative expense was $7.4 million in the third quarter of 2016 as compared to $6.4 million in the third quarter of 2015, an increase of $1.0 million, and increased as a percentage of revenue from 6.5% in 2015 to 7.6% in 2016. The increase in general and administrative expense is primarily attributable to an increase in legal and consulting fees by $0.7 million and $0.2 million, respectively, in the third quarter of 2016 compared to the third quarter of 2015, related to acquisition expenses.
Depreciation and amortization expense was approximately $2.0 million in the third quarter of 2016 as compared to $1.9 million in 2015. The increase in depreciation expense relates to fixed assets at the newly leased and acquired centers.
Interest expense was $1.2 million in the third quarter of 2016 and $1.0 million in the third quarter of 2015, an increase of $0.2 million. The increase was primarily attributable to higher debt balances in 2016 as a result of higher outstanding borrowings on the revolving credit facility as a result of the purchase of Hutchinson and Clinton in the first quarter of 2016.
As a result of the above, continuing operations lost $1.5 million before income taxes for the third quarter of 2016 as compared to income of $1.2 million for the third quarter of 2015. The benefit for income taxes was $0.5 million for the third quarter of 2016, as compared to a provision of $0.5 million for the third quarter of 2015. The basic and diluted loss per common share from continuing operations were both $0.16 for the third quarter of 2016 as compared to both basic and diluted income per common share from continuing operations of $0.11 in the third quarter of 2015.
Receivables
Our net receivables balance decreased $3.8 million to $40.0 million as of September 30, 2016, from $43.8 million as of December 31, 2015. The decrease in accounts receivable is due to an increase in Medicaid collections from the centers undergoing the change in ownership process.
Conference Call Information
A conference call has been scheduled for Friday, November 4, 2016 at 7:30 A.M. Central time (8:30 A.M. Eastern time) to discuss third quarter 2016 results. The conference call information is as follows:

Date:	Friday, November 4, 2016
Time:	7:30 A.M. Central, 8:30 A.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) Conference ID: 7200528 The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through November 11, 2016, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering Conference ID 7200528.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully integrate the operations of our new nursing centers in Alabama, Mississippi, Kansas and Kentucky, as well as successfully operate all of our centers, our ability to increase census at our renovated centers, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Diversicare provides long-term care services to patients in 76 skilled nursing and long-term care centers containing 8,949 licensed beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2016	December 31, 2015
ASSETS:
Current Assets
Cash and cash equivalents	$3,483	$4,585
Receivables, net	39,978	43,819
Deferred income taxes	7,405	7,999
Current assets of discontinued operations	44	36
Other current assets	5,583	3,977
Total current assets	56,493	60,416

Property and equipment, net	58,111	52,273
Deferred income taxes	14,853	11,762
Acquired leasehold interest, net	7,171	7,459
Other assets, net	3,662	5,174
TOTAL ASSETS	$140,290	$137,084

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$6,888	$6,603
Trade accounts payable	10,014	10,136
Current liabilities of discontinued operations	428	345
Accrued expenses:
Payroll and employee benefits	13,698	14,404
Current portion of self-insurance reserves	9,745	10,224
Other current liabilities	6,378	5,652
Total current liabilities	47,151	47,364
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion and deferred financing costs	61,816	53,297
Self-insurance reserves, less current portion	10,993	12,344
Other noncurrent liabilities	10,815	10,812
Total noncurrent liabilities	83,624	76,453

SHAREHOLDERS’ EQUITY	9,515	13,267

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$140,290	$137,084

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended September 30,
	2016	2015
PATIENT REVENUES, net	$97,313	$98,105
Operating expense	79,441	78,501
Facility-level operating income	17,872	19,604

EXPENSES:
Lease and rent expense	6,865	7,198
Professional liability	1,977	2,069
General and administrative	7,420	6,378
Depreciation and amortization	1,992	1,887
Total expenses less operating	18,254	17,532
OPERATING INCOME (LOSS)	(382)	2,072
OTHER INCOME (EXPENSE):
Equity in net income of unconsolidated affiliate	130	97
Interest expense, net	(1,201)	(998)
Total other expense	(1,071)	(901)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,453)	1,171
BENEFIT (PROVISION) FOR INCOME TAXES	495	(502)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(958)	669
INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
OPERATING LOSS	(17)	(238)
NET INCOME (LOSS)	(975)	431

NET INCOME (LOSS) PER COMMON SHARE:
Per common share – basic
Continuing operations	$(0.16)	$0.11
Discontinued operations	—	(0.04)
	$(0.16)	$0.07

Per common share – diluted	$(0.16)	$0.11
Continuing operations	—	(0.04)
Discontinued operations	$(0.16)	$0.07

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.055
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,212	6,121
Diluted	6,212	6,331

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended September 30,
	2016	2015
PATIENT REVENUES, net	$291,063	$289,618
Operating expense	236,444	232,298
Facility-level operating income	54,619	57,320

EXPENSES:
Lease and rent expense	20,971	21,529
Professional liability	5,977	6,150
General and administrative	21,035	18,770
Depreciation and amortization	6,055	5,629
Lease termination costs	2,008	—
Total expenses less operating	56,046	52,078
OPERATING INCOME (LOSS)	(1,427)	5,242
OTHER INCOME (EXPENSE):
Equity in net income of unconsolidated affiliate	191	280
Interest expense, net	(3,429)	(2,997)
Debt retirement costs	(351)	—
Total other expense	(3,589)	(2,717)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(5,016)	2,525
BENEFIT (PROVISION) FOR INCOME TAXES	1,834	(1,044)
INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,182)	1,481
LOSS FROM DISCONTINUED OPERATIONS:
OPERATING LOSS	(54)	(800)
NET INCOME (LOSS)	(3,236)	681

NET INCOME (LOSS) PER COMMON SHARE:
Per common share – basic
Continuing operations	$(0.51)	$0.24
Discontinued operations	(0.01)	(0.13)
	$(0.52)	$0.11

Per common share – diluted	$(0.51)	$0.24
Continuing operations	(0.01)	(0.13)
Discontinued operations	$(0.52)	$0.11

DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.17	$0.17
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,195	6,089
Diluted	6,195	6,310

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)

	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$(975)	$(2,150)	$(111)	$943	$431
Loss from discontinued operations, net of tax	17	—	37	328	238
Income tax provision (benefit)	(495)	(1,297)	(42)	(128)	502
Interest expense	1,201	1,158	1,070	1,105	998
Depreciation and amortization	1,992	2,060	2,003	1,895	1,887
EBITDA	1,740	(229)	2,957	4,143	4,056

EBITDA adjustments:
Acquisition related costs (a)	438	150	59	90	43
Debt retirement costs (b)	$—	$—	$351	$—	$—
Lease termination costs (c)	$—	$2,008	$—	$—	$—
Lease deferral costs (d)	$—	$—	$146	$—	$—
Adjusted EBITDA	$2,178	$1,929	$3,513	$4,233	$4,099

(a)	Represents non-recurring costs associated with acquisition-related transactions.
(b)	Represents non-recurring debt retirement costs associated with the extinguishment of the previous debt facility during the first quarter 2016.
(c)	Represents non-recurring lease termination costs related to the termination of the Avon, Ohio operating lease in May 2016.
(d)	Represents non-recurring lease deferral costs associated with the purchase of Clinton and Hutchinson in February 2016.

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(In thousands, except per share data)

	For Three Months Ended
	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015	September 30, 2015

Net income (loss)	$(975)	$(2,150)	$(111)	$943	$431
Adjustments:
Acquisition related costs (a)	438	150	59	90	43
Lease termination costs (b)	—	2,008	—	—	—
Lease deferral costs (c)	—	—	146	—	—
Debt retirement costs (d)	—	—	351	—	—
Tax impact of above adjustments (e)	(153)	(755)	(195)	(32)	(15)
Discontinued operations, net of tax	17	—	37	328	238
Adjusted net income (loss)	$(673)	$(747)	$287	$1,329	$697

Adjusted net income (loss) per common share
Basic	$(0.11)	$(0.12)	$0.05	$0.22	$0.11
Diluted	$(0.11)	$(0.12)	$0.05	$0.21	$0.11

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,212	6,211	6,160	6,134	6,121
Diluted	6,212	6,211	6,330	6,322	6,331

(a)	Represents non-recurring costs associated with acquisition-related transactions.
(b)	Represents non-recurring lease termination costs related to the termination of the Avon, Ohio operating lease in May 2016.
(c)	Represents non-recurring lease deferral costs associated with the purchase of Clinton and Hutchinson in February 2016.
(d)	Represents non-recurring debt retirement costs associated with the extinguishment of the previous debt facility during the first quarter 2016.
(e)	Represents tax provision for the cumulative adjustments for each period.

DIVERSICARE HEALTHCARE SERVICES, INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data)

	Nine Months Ended September 30,
	2016	2015
NET INCOME (LOSS)	$(3,236)	$681
Discontinued operations	(54)	(800)
Net income (loss) from continuing operations	(3,182)	1,481
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	6,055	5,629
Provision for doubtful accounts	5,785	5,425
Deferred income tax benefit	(2,329)	204
Provision for self-insured professional liability, net of cash payments	1,853	2,063
Stock based compensation	721	924
Equity in net losses of unconsolidated affiliate	(191)	(281)
Debt retirement costs	351	—
Provision for leases in excess of cash payments	(1,640)	(1,203)
Lease termination costs, net of cash payments	1,958	—
Other	463	116
FUNDS PROVIDED BY OPERATIONS	$9,844	$14,358

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$1.59	$2.36
Diluted	$1.59	$2.28
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,195	6,089
Diluted	6,195	6,310
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted acquisition-related, debt retirement, lease termination and lease deferral costs. We define Adjusted Net income (loss) as Net income (loss) adjusted for acquisition-related costs, lease termination costs, lease deferral costs, debt retirement costs and income (loss) from discontinued operations. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Three Months Ended September 30, 2016
	As of September 30, 2016			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds (4)	Available Nursing Beds (4)	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2016 Q3 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	925	917	804	86.9%	87.7%	15.3%	$18.3	$446.00	$184.80
Kansas	464	498	422	90.9%	84.7%	11.0%	8.0	423.71	160.33
Kentucky	1,257	1,243	1,114	88.6%	89.6%	14.1%	26.4	464.42	188.53
Missouri	339	339	234	69.1%	69.1%	4.5%	3.9	464.72	141.05
Ohio	284	284	248	87.2%	87.2%	9.5%	7.0	471.90	190.38
Tennessee	765	711	573	74.9%	80.6%	14.1%	12.2	430.99	172.93
Texas	1,845	1,722	1,197	65.0%	69.6%	7.0%	21.5	489.47	146.27
Total	5,879	5,714	4,592	78.1%	80.4%	11.4%	$97.3	$455.69	$169.51

Note 1:
The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes one nursing center in Ohio and one in Indiana. The Tennessee region includes two nursing center in Kentucky.

Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds, and excludes a limited number of assisted living, independent living, and personal care beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues, but do not include any ancillary revenues related to these patients.
Note 4:	The Licensed and Available Nursing Bed counts above include only licensed and available SNF beds.

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